Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	William C. McCartney
Chief Financial Officer

		Telephone:	(978) 688-1811
		Fax:	(978) 688-2976

WATTS WATER TECHNOLOGIES REPORTS PRELIMINARY FOURTH QUARTER 2009 RESULTS

North Andover, MA…February 16, 2010.  Watts Water Technologies, Inc. (NYSE: WTS) today announced preliminary results for the fourth quarter ended December 31, 2009.  Sales for the fourth quarter of 2009 were $323.2 million, a decrease of $18.4 million, or 5%, compared to the fourth quarter of 2008. Net income for the fourth quarter of 2009 was $15.9 million, or $0.43 per share, compared to a net loss of $3.6 million, or $0.10 per share, for the fourth quarter of 2008.  Net income for the fourth quarters of 2009 and 2008 include the following after-tax items:

	2009		2008
	Amount in $ millions Income (expense)	Diluted EPS Effect	Amount in $ millions Income (expense)	Diluted EPS Effect

Discontinued operations	$4.1	$0.11	$0.1	-

Impairment charges	($0.7)	($0.02)	($17.3)	($0.47)

Restructuring/other charges	($7.0)	($0.19)	($1.7)	($0.05)

Product liability and workers’ compensation accrual decreases	$3.1	$0.08	-	-

•
Discontinued operations net gain in 2009 was primarily from a non-cash gain realized from the resolution of the James Jones Litigation, as previously announced, offset by a net loss from two subsidiary disposals.

•
Impairment charges in 2009 included a non-cash net after-tax charge to write down certain intangible assets. In 2008, the Company incurred a non-cash after-tax charge to write-off goodwill for one reporting unit.

•
Restructuring and other charges net in 2009 were primarily for severance costs from the recently announced France restructuring program and non-cash asset write-downs related to previously announced footprint reductions. The net charges in 2008 were primarily due to a reduction-in-force.

•	In the fourth quarter of 2009, the Company recorded an after-tax credit for changes in estimates due to favorable claim experience related to product liability and workers’ compensation accruals.

Income from continuing operations attributable to Watts Water Technologies, Inc. for the fourth quarter of 2009 increased by $15.5 million to $11.8 million, or $0.32 per share, compared to a loss from continuing operations for the fourth quarter of 2008 of $3.7 million, or $0.10 per share. Favorable foreign currency movements positively affected income from continuing operations by $0.04 per share in the fourth quarter of 2009, as compared to 2008.

Sales for the year ended December 31, 2009 were $1.226 billion, a decrease of $205.5 million, or 14%, compared to the year ended December 31, 2008. Net income for the year ended December 31, 2009 was $19.1 million, or $0.52 per share, compared to net income of $46.6 million, or $1.26 per share, for the year ended December 31, 2008. Net income for the year ended December 31, 2009 includes a net loss from discontinued operations of $23.6 million, or $0.63 per share, primarily from losses for two subsidiary disposals, offset by a non-cash gain realized from the resolution of the James Jones Litigation. Net income from continuing operations attributable to Watts Water Technologies, Inc. for the year ended December 31, 2009 decreased by $2.5 million, or 6%, to $42.7 million, or $1.15 per share, compared to income from continuing operations attributable to Watts Water Technologies, Inc. for the year ended December 31, 2008 of $45.2 million, or $1.23 per share.

Patrick S. O’Keefe, Chief Executive Officer, commented, “In the fourth quarter, we saw continuing slow U.S. commercial activity with minimal growth in the residential sector. Europe’s results were relatively favorable, and worldwide gross margins benefited from lower commodity costs and our cost savings initiatives.”

Commenting on fourth quarter sales, Mr. O’ Keefe noted, “Sales were off by 5% from the same quarter last year with an organic sales decrease of $34.0 million, or 10%, which were offset by favorable changes in foreign exchange rates of $15.7 million, or 5%.

“Sales in our North American segment decreased for the fourth quarter of 2009 by $17.7 million, or 9%, to $184.0 million compared to $201.7 million for fourth quarter of 2008. This decrease was the result of a reduction in organic sales in North America of $19.8 million, or 10%, offset by favorable foreign exchange movements of $2.1 million, or 1%, associated with the strengthening of the Canadian dollar versus the U.S. dollar.

“Organic sales in our North American wholesale market for the fourth quarter of 2009 decreased 12% as compared to the fourth quarter of 2008. Our North American home improvement retail market organic sales were basically flat for the fourth quarter of 2009 compared to the fourth quarter of 2008. The decrease in wholesale market sales was caused primarily by volume reductions.

“We derived 41% of our total sales for the fourth quarter of 2009 from our European segment. European sales decreased $1.1 million, or 1%, to $132.8 million compared to $133.9 million for the fourth quarter of 2008. European organic sales decreased $14.6 million, or 11%, but were substantially offset by favorable foreign exchange movements of $13.5 million, or 10%. The organic sales decrease was primarily attributable to OEM sales declines in Germany and wholesale sales declines in Italy, France and Denmark.

“Sales in our China segment in the fourth quarter of 2009 increased $0.4 million, or 7%, to $6.4 million, compared to $6.0 million for the fourth quarter of 2008. Organic sales in China increased $0.5 million, or 8%, offset by a reduction in sales due to a subsidiary disposal in 2008. Foreign exchange had a negligible effect on sales from quarter to quarter.

Mr. O’Keefe concluded, “Our operating income for the fourth quarter of 2009 increased by $17.3 million, or 208%, to $25.6 million as compared to $8.3 million in the fourth quarter of 2008. In 2008, we took a pre-tax goodwill impairment charge of $22.0 million as compared to a $1.3 million charge in 2009, for impairment of intangible assets. In addition, organic operating earnings increased $0.4 million, or 5%, and foreign exchange movements were favorable by $2.4 million, offset primarily by increased restructuring costs of $6.7 million. Operating margins in the fourth quarter of 2009 increased by approximately 550 basis points to 7.9% as compared to 2.4% in the fourth quarter of 2008. Restructuring costs and impairment charges decreased operating margins in the fourth quarter of 2009 and the fourth quarter of 2008 by approximately 330 basis points and 730 basis points, respectively. Further, the operating loss of a disposed subsidiary negatively affected 2008 results by 20 basis points. Compared to last year, our operating margins were positively affected by favorable commodities costs and efficiencies realized through our LEAN programs, offset by higher general and administrative expenses, primarily for legal and personnel related costs.”

As previously disclosed, we are investigating payments made by employees of Watts Valve (Changsha) Co., Ltd., formerly an indirect wholly-owned subsidiary of the Company in China, to employees of state-owned agencies. Such payments may violate the Foreign Corrupt Practices Act. We have voluntarily disclosed this matter to the United States Department of Justice and the Securities and Exchange Commission. We cannot predict the outcome of this matter at this time or whether it will have a materially adverse impact on our financial condition or results of operations. Therefore, we are presently unable to estimate an amount of probable loss or a range of loss related to this matter. Should additional information come to light concerning a range of possible loss prior to the Company filing its Annual Report on Form 10-K for the year ended December 31, 2009, then our final results for 2009 could change. We completed the sale of Watts Valve (Changsha) Co., Ltd. in January 2010.

The Company generated $204.6 million in net cash provided from continuing operations for the year ended December 31, 2009, as compared to $145.0 million for the year ended December 31, 2008. Free cash flow (a non-GAAP financial measure) for the year ended December 31, 2009 was $181.2 million, compared with $119.9 million for the year ended December 31, 2008. Please refer to Table 1 at the end of this press release for a reconciliation of net cash provided by continuing operations to free cash flow. The Company's net debt to capitalization ratio (a non-GAAP financial measure) decreased to 9.9% for the year ended December 31, 2009 from 22.8% in the prior year. The decrease was primarily due to better operating cash generation through stringent working capital management, increased margins and better cost containment. Please refer to Table 2 at the end of this press release for a reconciliation of long-term debt (including current portion) to net debt and net debt to capitalization ratio.

To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we sometimes use non-GAAP financial measures, such as free cash flow and net debt to capitalization ratio, that we believe are appropriate to enhance an overall understanding of our historical financial performance and future prospects. The non-GAAP items, which are adjusted to exclude certain cash inflows and outlays, and include only certain balance sheet accounts from the comparable GAAP measures, are an indication of our performance in cash flow generation and also provide an indication of the Company's relative balance sheet leverage to other industrial manufacturing companies. These non-GAAP financial measures are among the primary indicators management uses as a basis for evaluating our cash flow generation and our capitalization structure. For these reasons, management believes these non-GAAP financial measures can be useful to investors, potential investors and others. The presentation of this additional information is not meant to be considered in isolation or as a substitute for changes in cash and cash equivalents prepared in accordance with GAAP.

Watts Water Technologies, Inc. will hold a live web cast of its conference call to discuss fourth quarter results for 2009 on Tuesday, February 16, 2010, at 5:00 p.m. Eastern Time. This press release and the live web cast can be accessed by visiting the Investor Relations section of the Company's website at www.wattswater.com. Following the web cast, an archived version of the call will be available at the same address until February 16, 2011.

The Company's 2010 Annual Meeting of Stockholders will be held at 9:00 a.m. on Wednesday, May 12, 2010 at The Andover Country Club, 60 Canterbury Street, Andover, Massachusetts.

Watts Water Technologies, Inc. is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.

This Press Release includes statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Watts Water Technologies’ current views about future results of operations and other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should” and “would” or similar words. You should not rely on forward-looking statements because Watts’ actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the following: the current economic and financial crisis, which can affect levels of housing starts and remodeling, affecting the markets where the Company’s products are sold, manufactured, or marketed, shortages in and pricing of raw materials and supplies, loss of market share through competition, introduction of competing products by other companies, pressure on prices from competitors, suppliers, and/or customers, changes in variable interest rates on Company borrowings, identification and disclosure of material weaknesses in our internal control over financial reporting, failure to expand our markets through acquisitions, failure or delay in developing new products, lack of acceptance of new products, failure to manufacture products that meet required performance and safety standards, foreign exchange rate fluctuations, cyclicality of industries, such as plumbing and heating wholesalers and home improvement retailers, in which the Company markets certain of its products, environmental compliance costs, product liability risks, the results and timing of the Company’s manufacturing restructuring plan, changes in the status of current litigation, the outcome of our investigation into potential violations of the Foreign Corrupt Practices Act and other risks and uncertainties discussed under the heading “Item 1A. Risk Factors” in the Watts Water Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities Exchange Commission and other reports Watts files from time to time with the Securities and Exchange Commission. Watts does not intend to, and undertakes no duty to, update the information contained in this Press Release, except as required by law.

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in millions, except per share information)
(Unaudited)

	Fourth Quarter Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
STATEMENTS OF INCOME

Net sales	$323.2	$341.6	$1,225.9	$1,431.4

Income (loss) from continuing operations attributable to Watts Water Technologies, Inc.	$11.8	$(3.7)	$42.7	$45.2
Income (loss) from discontinued operations	4.1	0.1	(23.6)	1.4
Net income (loss)	$15.9	$(3.6)	$19.1	$46.6

DILUTED EARNINGS PER SHARE

Weighted Average Number of Common Shares & Equivalents	37.2	36.7	37.1	36.8

Income (loss) per Share attributable to Watts Water Technologies, Inc.:
Continuing operations	$0.32	$(0.10)	$1.15	$1.23
Discontinued operations	0.11	-	(0.63)	0.04
Net income (loss)	$0.43	$(0.10)	$0.52	$1.26

Cash dividends per share	$0.11	$0.11	$0.44	$0.44

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in millions, except share information)
(Unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$258.2	$165.6
Short-term investment securities	6.5	-
Trade accounts receivable, less allowance for doubtful accounts of
$7.5 million in 2009 and $9.6 million in 2008	181.3	215.4
Inventories, net:
Raw materials	88.0	106.7
Work in process	36.5	43.2
Finished goods	142.2	183.8
Total Inventories	266.7	333.7
Prepaid expenses and other assets	22.1	14.0
Deferred income taxes	35.4	40.1
Assets held for sale	11.3	-
Assets of discontinued operations	15.3	23.9
Total Current Assets	796.8	792.7
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	454.9	456.6
Accumulated depreciation	(248.4)	(225.6)
Property, plant and equipment, net	206.5	231.0
OTHER ASSETS:
Goodwill	425.1	417.5
Long-term investment securities	-	8.3
Intangible assets, net	152.9	166.0
Deferred income taxes	3.0	6.9
Other, net	8.8	8.9
Other noncurrent assets of discontinued operations	-	28.8
TOTAL ASSETS	$1,593.1	$1,660.1

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$102.3	$112.5
Accrued expenses and other liabilities	105.9	101.4
Accrued compensation and benefits	45.9	41.3
Current portion of long-term debt	50.9	4.5
Liabilities of discontinued operations	2.0	35.2
Total Current Liabilities	307.0	294.9
LONG-TERM DEBT, NET OF CURRENT PORTION	304.0	409.8
DEFERRED INCOME TAXES	43.0	40.3
OTHER NONCURRENT LIABILITIES	57.8	70.6
OTHER NONCURRENT LIABILITIES OF DISCONTINUED OPERATIONS	-	2.1

STOCKHOLDERS' EQUITY:
Preferred Stock, $.10 par value; 5,000,000 shares authorized;
no shares issued or outstanding	-	-
Class A Common Stock, $.10 par value; 80,000,000 shares authorized;
1 vote per share; issued and outstanding: 29,506,523 shares in 2009
and 29,250,175 shares in 2008	3.0	2.9
Class B Common Stock, $.10 par value; 25,000,000 shares authorized;
10 votes per share; issued and outstanding: 7,193,880 shares in 2009
and 7,293,880 in 2008	0.7	0.7
Additional paid-in capital	393.7	386.9
Retained earnings	453.8	451.7
Accumulated other comprehensive income	30.1	0.2
Total Stockholders' Equity	881.3	842.4
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,593.1	$1,660.1

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in millions, except per share information)
(Unaudited)

	Fourth Quarter Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Net sales	$323.2	$341.6	$1,225.9	$1,431.4
Cost of goods sold	203.7	224.9	790.8	949.6
GROSS PROFIT	119.5	116.7	435.1	481.8
Selling, general & administrative expenses	84.8	83.6	323.5	355.6
Restructuring and other charges	7.8	2.8	16.1	5.6
Goodwill and other impairment charges	1.3	22.0	1.6	22.0
OPERATING INCOME	25.6	8.3	93.9	98.6
Other (income) expense:
Interest income	(0.1)	(0.7)	(0.9)	(5.1)
Interest expense	5.2	6.3	22.0	26.2
Other	(0.2)	4.9	(1.2)	9.5
	4.9	10.5	19.9	30.6
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND NONCONTROLLING INTEREST	20.7	(2.2)	74.0	68.0
Provision for income taxes	8.9	1.5	31.3	24.7
INCOME (LOSS) FROM CONTINUING OPERATIONS	11.8	(3.7)	42.7	43.3
Income (loss) from discontinued operations, net of taxes	4.1	0.1	(23.6)	1.4
NET INCOME (LOSS) BEFORE NON CONTROLLING INTEREST	15.9	(3.6)	19.1	44.7
Net loss attributable to the noncontrolling interest	-	-	-	1.9
NET INCOME (LOSS) ATTRIBUTABLE TO WATTS WATER TECHNOLOGIES, INC.	$15.9	$(3.6)	$19.1	$46.6

Net income (loss) from continuing operations attributable to Watts Water Technologies, Inc.	$11.8	$(3.7)	$42.7	$45.2

BASIC EPS
Income (loss) per share attributable to Watts Water Technologies, Inc.:
Continuing operations	$0.32	$(0.10)	$1.15	$1.23
Discontinued operations	0.11	-	(0.64)	0.04
NET INCOME (LOSS)	$0.43	$(0.10)	$0.52	$1.27
Weighted average number of shares	37.0	36.5	37.0	36.6

DILUTED EPS
Income (loss) per share attributable to Watts Water Technologies, Inc.:
Continuing operations	$0.32	$(0.10)	$1.15	$1.23
Discontinued operations	0.11	-	(0.63)	0.04
NET INCOME (LOSS)	$0.43	$(0.10)	$0.52	$1.26
Weighted average number of shares	37.2	36.7	37.1	36.8

Dividends per share	$0.11	$0.11	$0.44	$0.44

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in millions)
(Unaudited)

	Years Ended
	December 31,	December 31,
	2009	2008
OPERATING ACTIVITIES
Net income	$19.1	$46.6
Income (loss) from discontinued operations	(23.6)	1.4
Income from continuing operations	42.7	45.2
Adjustments to reconcile net income from continuing operations to net cash provided by (used in) continuing operating activities:
Depreciation	33.7	31.5
Amortization of intangibles	13.1	12.2
Loss on disposal / impairment of property, plant & equipment, and other	10.4	24.0
Stock-based compensation	4.9	5.3
Deferred income taxes (benefit)	9.4	(18.7)
Changes in operating assets and liabilities, net of effects
from business acquisitions and divestures:
Accounts receivable	38.3	20.9
Inventories	71.5	15.1
Prepaid expenses and other assets	(7.6)	8.3
Accounts payable, accrued expenses and other liabilities	(11.8)	1.2
Net cash provided by continuing operating activities	204.6	145.0
INVESTING ACTIVITIES
Additions to property, plant and equipment	(24.2)	(26.2)
Proceeds from the sale of property, plant and equipment	0.8	1.1
Investments in securities	-	(2.7)
Proceeds from sale of securities	1.7	33.3
Net proceeds from purchase price settlement	0.7	-
Business acquisitions, net of cash acquired	(0.3)	(175.5)
Net cash used in investing activities	(21.3)	(170.0)
FINANCING ACTIVITIES
Proceeds from long-term borrowings	1.7	22.9
Payments of long-term debt	(61.5)	(54.9)
Payments of capital lease	(1.3)	(1.3)
Proceeds from exercise of stock options	0.4	1.6
Tax benefit of stock awards exercised	(0.3)	-
Dividends	(16.2)	(16.2)
Payments to repurchase common stock	-	(44.5)
Net cash used in financing activities	(77.2)	(92.4)
Effect of exchange rate changes on cash and cash equivalents	8.0	(5.9)
Net cash provided by (used in) operating activities of discontinued operations	(21.2)	0.8
Net cash used in investing activities of discontinued operations	(0.3)	(2.2)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	92.6	(124.7)
Cash and cash equivalents at beginning of period	165.6	290.3
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$258.2	$165.6

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Amounts in millions)
(Unaudited)

Net Sales

	Fourth Quarter Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008

North America	$184.0	$201.7	$738.5	$866.2
Europe	132.8	133.9	466.5	532.0
China	6.4	6.0	20.9	33.2
Total	$323.2	$341.6	$1,225.9	$1,431.4

Operating Income (Loss)

	Fourth Quarter Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008

North America	$24.4	$(3.7)	$80.3	$67.8
Europe	14.2	17.6	51.0	65.7
China	(2.9)	0.3	(6.6)	(7.7)
Corporate	(10.1)	(5.9)	(30.8)	(27.2)
Total	$25.6	$8.3	$93.9	$98.6

Intersegment Sales

	Fourth Quarter Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008

North America	$0.7	$1.5	$3.6	$6.4
Europe	1.1	1.3	5.8	6.4
China	26.8	34.8	110.4	133.1
Total	$28.6	$37.6	$119.8	$145.9

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

TABLE 1
RECONCILIATION OF NET CASH PROVIDED BY CONTINUING OPERATIONS TO FREE CASH FLOW
(Amounts In Millions)
(Unaudited)

	Years Ended
	December 31,	December 31,
	2009	2008

Net cash provided by continuing operations	$204.6	$145.0
Less: additions to property, plant, and equipment	(24.2)	(26.2)
Plus: proceeds from the sale of property, plant, and equipment	0.8	1.1
Free cash flow	$181.2	$119.9

TABLE 2
RECONCILIATION OF LONG-TERM DEBT (INCLUDING CURRENT PORTION) TO NET DEBT AND NET DEBT TO CAPITALIZATION RATIO
(Dollars In Millions)
(Unaudited)

	December 31,	December 31,
	2009	2008

Current portion of long-term debt	$50.9	$4.5
Plus: Long-term debt, net of current portion	304.0	409.8
Less: Cash and cash equivalents	(258.2)	(165.6)
Net debt	$96.7	$248.7

Net debt	$96.7	$248.7
Plus: Total stockholders' equity	881.3	842.4
Capitalization	$978.0	$1,091.1

Net Debt to Capitalization Ratio	9.9%	22.8%